Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

Offer to Purchase

All Outstanding Shares of Common Stock

of

LOOKSMART, LTD.

at

$1.00 Net Per Share in Cash

by

PEEK Investments LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 midnight, NEW YORK CITY TIME, ON AUGUST 10, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

PEEK Investments LLC, a Delaware limited liability company ("Purchaser"), is making a third-party tender offer for, and offering to purchase, all outstanding shares of common stock, $0.001 par value per share ("Shares"), of LOOKSMART, LTD., a Delaware corporation ("LookSmart" or the "Company"), for $1.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, collectively, as amended or supplemented, constitute the "Offer").

The Offer is subject to the following conditions, among others: (a) there being validly tendered and not withdrawn prior to the expiration of the Offer (the date and time on and at which the Offer expires, as it may be extended by Purchaser, the "Expiration Date" and "Expiration Time," respectively) at least the number of Shares which, together with the Shares then owned by Purchaser and its affiliates, represents a majority of the total number of Shares then outstanding on a fully-diluted basis (the "Minimum Tender Condition"); (b) Purchaser being satisfied, in its reasonable discretion, that Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") is inapplicable to the Offer and the plans, proposals, agreements, and transactions contemplated by the Offer (the "Section 203 Condition"); and (c) Purchaser being satisfied, in its reasonable discretion, that Purchaser or its affiliates will control LookSmart's board of directors ("LookSmart's Board") upon consummation of the Offer (the "Board Control Condition"). Other conditions of the Offer are described herein under "The Tender Offer - Section 14. Conditions of the Offer." The Offer is not conditioned upon Purchaser obtaining financing.

As of the date hereof, Purchaser and its affiliates may collectively be deemed to be LookSmart's largest stockholder and beneficially own 2,591,312 Shares (representing approximately 14.98% of the outstanding Shares).

This Offer to Purchase and the Letter of Transmittal contain important information and should be read carefully in their entirety before deciding whether to tender any Shares or making any other decision with respect to the Offer.

This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission ("SEC") or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

The date of this Offer to Purchase is July 16, 2012.

__________

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

Important

Security holders who desire to tender any securities held of record should (a) provide a complete, signed Letter of Transmittal or facsimile thereof, each certificate for the securities, and all other required documents to VStock Transfer LLC, the depositary and paying agent for the Offer (the "Depositary"), in accordance with the instructions in the Letter of Transmittal or (b) tender the securities pursuant to the book-entry transfer procedures described herein under "The Tender Offer - Section 2. Procedures for Tendering Securities." Security holders who cannot provide any certificate or other required document or comply with the book-entry transfer procedures on a timely basis may be able to tender securities pursuant to the guaranteed delivery procedures described herein under "The Tender Offer - Section 2. Procedures for Tendering Securities."

Security holders who desire to tender any beneficially owned securities (or any other securities held by or through any broker, dealer, commercial bank, trust company, or other nominee) should contact each applicable broker, dealer, commercial bank, trust company, or other nominee and direct each such nominee to effect the tender of the securities on their behalf.

Security holders may contact Morrow & Co., LLC, the information agent for the Offer (the "Information Agent"), at any address or number for the Information Agent provided herein with questions and requests for assistance and copies of this Offer to Purchase, the Letter of Transmittal, and any other tender offer material. Security holders may also contact their broker, dealer, commercial bank, trust company, or other nominee with questions or requests for assistance concerning the Offer.

The Information Agent for the Offer is:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call Collect: (203) 658-9400

All Others Call Toll Free: (800) 662-5200

E-mail: tender.info@morrowco.com

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Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

__________

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

Summary Term Sheet

PEEK Investments LLC, a Delaware limited liability company, is making a third-party tender offer for, and offering to purchase, all outstanding shares of common stock, $0.001 par value per share, of LOOKSMART, LTD., a Delaware corporation, for $1.00 per share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

This Summary Term Sheet contains some of the questions that security holders may have, and answers to those questions, and briefly describes in bullet point format the most material terms of the tender offer. The bullet points in this Summary Term Sheet cross-reference more detailed discussions contained elsewhere in this Offer to Purchase or in other disclosure documents disseminated to security holders. This Summary Term Sheet is intended to serve as an overview of material matters presented elsewhere in this Offer to Purchase and in the accompanying documents provided to security holders, and to provide security holders with sufficient information to understand the essential features and significance of the tender offer. However, this Summary Term Sheet does not recite or contain, and is not meant to be a substitute for, all information contained elsewhere in this Offer to Purchase and in the other disclosure documents provided to security holders and may not contain all information that is important. For a more detailed description of the material terms of the tender offer and additional information that may be important to security holders, and to better understand the tender offer, this Offer to Purchase and the related Letter of Transmittal should be read carefully in their entirety.

Unless otherwise indicated or the context requires otherwise, each reference herein to "Purchaser" refers to PEEK Investments LLC and each reference herein to "we," "us," or "our" refers, collectively, to Purchaser, Snowy August Fund I LP, Snowy August Management LLC, Michael Onghai, Platinum Partners Value Arbitrage Fund L.P., Platinum Management (NY) LLC, Mark Nordlicht, and Uri Landesman. See "The Tender Offer - Section 8. Information Concerning the Filing Persons."

Who is offering to purchase the subject securities?

●	We are offering to purchase the subject securities. Purchaser is a newly-formed Delaware limited liability company, organized for purposes of making the tender offer. Purchaser has nominal assets and has not carried on any substantive business except in connection with the tender offer. Although Purchaser is making the tender offer, Snowy August Fund I LP, Snowy August Management LLC, Michael Onghai, Platinum Partners Value Arbitrage Fund L.P., Platinum Management (NY) LLC, Mark Nordlicht, and Uri Landesman may be deemed to be bidders and offerors for all purposes of the tender offer if the tender offer is deemed to be made on their behalf or if they are otherwise deemed to be bidders or offerors due to their relationship to Purchaser or their role or involvement in the tender offer, individually or as a group. See "The Tender Offer - Section 8. Information Concerning the Filing Persons."

What securities are we offering to purchase?

●	We are offering to purchase all of the outstanding shares of common stock, $0.001 par value per share, of LookSmart. See "Introduction" and "The Tender Offer - Section 1. Terms of the Offer."

How much, and what type of consideration, are we offering to pay for the subject securities?

●	We are offering to pay $1.00 per share for the subject securities, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. The consideration offered consists solely of cash. See "Introduction" and "The Tender Offer - Section 1. Terms of the Offer."

1

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

What is the market price of the subject securities as of a recent date?

●	On June 28, 2012, the last full trading day before we announced the tender offer, the NASDAQ Official Closing Price for LookSmart's common stock was $0.743 per share. The consideration offered pursuant to the tender offer represents a 35% premium to the NASDAQ Official Closing Price for the common stock on June 28, 2012. On July 13, 2012, the NASDAQ Official Closing Price for the common stock was $0.895 per share. The consideration offered pursuant to the tender offer represents a 12% premium to the NASDAQ Official Closing Price for the common stock on July 13, 2012. LookSmart's common stock is principally traded on the NASDAQ Global Market under the symbol "LOOK." Security holders should obtain a current quotation for the common stock before deciding whether to tender any securities. See "The Tender Offer - Section 7. Information Concerning the Subject Securities."

Will security holders have to pay any brokerage or similar fees?

●	Security holders will not have to pay any brokerage or similar fees to tender any securities held of record directly to us or the depositary for the tender offer. Security holders who desire to tender any beneficially owned securities may have to pay a fee to any broker, dealer, commercial bank, trust company, or other nominee who tenders the securities on behalf of the security holders. Security holders should consult their broker, dealer, commercial bank, trust company, or other nominee to determine whether any fees or other charges may apply. See "Introduction" and "The Tender Offer - Section 1. Terms of the Offer."

What are the material U.S. federal income tax consequences of the tender offer?

●	The receipt of cash as consideration for securities tendered in the offer will generally be treated as a taxable transaction for U.S. federal income tax purposes and may also be taxable for other applicable state, local, and foreign income and other tax purposes. Security holders should consult their own tax advisors to determine the tax consequences of the tender offer to them in light of their particular circumstances. See "The Tender Offer - Section 5. Material U.S. Federal Income Tax Consequences."

Do we have the financial resources required to purchase the subject securities?

●	Yes. Investment funds affiliated with Snowy August Management LLC and Platinum Management (NY) LLC, respectively, have committed to contribute the total amount of capital required to purchase the securities tendered pursuant to the tender offer and pay all fees, expenses, and other transaction costs related to the tender offer. Our affiliated investment funds currently have available cash, cash equivalents, and the ability to realize cash upon the sale of liquid securities in excess of the total amount required to consummate the tender offer. The tender offer is not conditioned upon Purchaser obtaining financing. See "The Tender Offer - Section 9. Source and Amount of Funds or Other Consideration."

Is our financial condition relevant to a security holder's decision whether to tender securities?

•	We do not believe our financial condition is relevant to a security holder's decision whether to tender securities in the tender offer because the consideration offered consists solely of cash, the tender offer is not conditioned upon Purchaser obtaining financing, and the tender offer is for all of the outstanding securities of the subject class of securities. We currently have available financial resources in excess of the total amount required to consummate the tender offer. We also have the ability to obtain additional capital if and as necessary or desired. See "The Tender Offer - Section 9. Source and Amount of Funds or Other Consideration."

2

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

Is the tender offer subject to any conditions?

●	Yes. The tender offer is subject to the following conditions, among others: (a) there being validly tendered and not withdrawn prior to the expiration of the tender offer at least the number of shares of LookSmart's common stock which, together with the shares then owned by Purchaser and its affiliates, represents a majority of the total number of shares then outstanding on a fully-diluted basis; (b) Purchaser being satisfied, in its reasonable discretion, that Section 203 of the General Corporation Law of the State of Delaware is inapplicable to the tender offer and the plans, proposals, agreements, and transactions contemplated by the tender offer; and (c) Purchaser being satisfied, in its reasonable discretion, that Purchaser or its affiliates will control LookSmart's board of directors upon consummation of the tender offer. Other conditions of the tender offer are described herein under "The Tender Offer - Section 14. Conditions of the Offer." The tender offer is not conditioned upon Purchaser obtaining financing.

How long do security holders have to decide whether to tender securities?

●	Security holders have until the expiration of the tender offer to decide whether to tender securities in the tender offer. The tender offer is currently scheduled to expire at 12:00 midnight, New York City time, on August 10, 2012. Security holders who cannot provide any required certificate or other document or otherwise validly tender securities on a timely basis may be able to tender such securities pursuant to the guaranteed delivery procedures described herein under "The Tender Offer - Section 2. Procedures for Tendering Securities."

Can we extend the tender offer and, if so, under what circumstances?

●	Yes. We expressly reserve the right, in our sole discretion, subject to applicable law, to extend the period of time during which the tender offer remains open, at any time and from time to time and for any reason. For example, if all of the conditions of the tender offer have not been satisfied or waived prior to the scheduled expiration of the tender offer, we may extend the tender offer until such time as the conditions are satisfied or waived. We may also extend the tender offer if we are required by law to do so. See "The Tender Offer - Section 1. Terms of the Offer."

How will security holders be notified if we extend tender offer?

●	If we extend the tender offer, we will issue a notice of the extension by press release or other public announcement no later than 9:00 A.M., New York City time, on the next business day after the date the tender offer was scheduled to expire. See "The Tender Offer - Section 1. Terms of the Offer."

Can we provide a subsequent offering period?

●	Yes. We may elect to provide a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act during which tenders will be accepted for the same form and amount of consideration and withdrawal rights do not apply. Although we do not currently intend to provide a subsequent offering period, we reserve the right to do so. See "The Tender Offer - Section 1. Terms of the Offer."

How can security holders tender securities?

●	Security holders who desire to tender any securities held of record should provide a complete, signed Letter of Transmittal or facsimile thereof, each certificate for the securities, and all other required documents to the depositary for the tender offer, in accordance with the instructions in the Letter of Transmittal; or tender the securities pursuant to the book-entry transfer procedures described herein under "The Tender Offer - Section 2. Procedures for Tendering Securities." Security holders who cannot provide a certificate or any other required document or comply with the book-entry transfer procedures on a timely basis may be able to tender securities pursuant to the guaranteed delivery procedures described herein under "The Tender Offer - Section 2. Procedures for Tendering Securities." Security holders who desire to tender any beneficially owned securities should direct each applicable broker, dealer, commercial bank, trust company, and other nominee to tender the securities. See "The Tender Offer - Section 2. Procedures for Tendering Securities."

3

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

When and how can security holders withdraw tendered securities?

●	Security holders may withdraw tendered securities at any time prior to the expiration of the tender offer and, unless we have accepted the securities for payment pursuant to the tender offer, security holders may also withdraw tendered securities at any time after September 14, 2012. Security holders may not withdraw tendered securities during any subsequent offering period. See "The Tender Offer - Section 4. Withdrawal Rights."

●	Security holders may withdraw tendered securities by providing a written notice of withdrawal or facsimile thereof and all required information to the depositary for the tender offer at any time when the security holders have the right to withdraw tendered securities. Security holders who tender securities through any broker, dealer, commercial bank, trust company, or other nominee may be required to direct each applicable nominee to withdraw the tendered securities. See "The Tender Offer - Section 4. Withdrawal Rights."

When and how will tendering security holders get paid?

●	If all of the conditions of the tender offer are satisfied or waived and we consummate the tender offer and accept the tendered securities for payment, we will pay for all validly tendered and not withdrawn securities promptly after the expiration of the tender offer. If we elect to provide a subsequent offering period, we will promptly pay for all securities tendered during the initial offering period and promptly pay for all securities as they are tendered during the subsequent offering period. We reserve the right, in our sole discretion, subject to applicable law, to delay payment until any condition dependent upon the receipt of any government approval is satisfied. See "The Tender Offer - Section 3. Acceptance for Payment and Payment for Securities."

●	If the tender offer is consummated, we will pay for the securities by depositing the consideration offered with the depositary for the tender offer. The depositary will act as the agent of the security holders for the purpose of receiving payments from us and transmitting the payments to security holders. In all cases, payment for tendered securities will be subject to timely receipt by the depositary of certificates for the securities (or confirmation of book-entry transfer), a properly completed and executed Letter of Transmittal (or facsimile thereof), and all other required documents. See "The Tender Offer - Section 2. Procedures for Tendering Securities." and "The Tender Offer - Section 3. Acceptance for Payment and Payment for Securities."

Why are we making the tender offer?

●	We are making the tender offer in order to acquire all securities tendered upon the terms and subject to the conditions of the tender offer and provide liquidity for security holders who desire to tender. And, we are also making the tender offer to acquire or influence control of LookSmart and LookSmart's business. If we acquire control of LookSmart, we plan to utilize control to influence LookSmart's management, policies, and practices and effect positive change, improve LookSmart's performance, and realize value for security holders. Whether or not the tender offer is consummated, we intend to hold LookSmart's officers and directors accountable for performance, oversight, and LookSmart's compensation and governance policies and practices. See "The Tender Offer - Section 11. Purposes of the Offer; Plans or Proposals Concerning the Company."

Are appraisal rights available in the tender offer?

●	No. Appraisal rights are not available in the tender offer. See "The Tender Offer - Section 15. Regulatory Requirements and Legal Matters."

4

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

Will LookSmart continue as a public company if the tender offer is consummated?

●	If we purchase all the tendered securities, there may be so few remaining security holders and publicly held shares that LookSmart's common stock will no longer be eligible to be traded on the NASDAQ Global Market or any other market or exchange; or there may not be an active or liquid public trading market for the shares and LookSmart may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See "The Tender Offer - Section 12. Possible Effects of the Offer."

Who can security holders talk to if they have questions about the tender offer?

●	Security holders may contact Morrow & Co., LLC, the information agent for the tender offer, at any address or number for the information agent provided herein with questions and requests for assistance and copies of this Offer to Purchase, the Letter of Transmittal, and any other tender offer material. Security holders may also contact their brokers, dealers, commercial banks, trust companies, or other nominees with questions or requests for assistance concerning the tender offer.

5

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

To the Security Holders of LOOKSMART, LTD.:

Introduction

PEEK Investments LLC, a Delaware limited liability company ("Purchaser"), is making a third-party tender offer for, and offering to purchase, all outstanding shares of common stock, $0.001 par value per share ("Shares"), of LOOKSMART, LTD., a Delaware corporation ("LookSmart" or the "Company"), for $1.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, collectively, as amended or supplemented, constitute the "Offer").

The Offer is subject to the following conditions, among others: (a) there being validly tendered and not withdrawn prior to the expiration of the Offer (the date and time on and at which the Offer expires, as it may be extended by Purchaser, the "Expiration Date" and "Expiration Time," respectively) at least the number of Shares which, together with the Shares then owned by Purchaser and its affiliates, represents a majority of the total number of Shares then outstanding on a fully-diluted basis (the "Minimum Tender Condition"); (b) Purchaser being satisfied, in its reasonable discretion, that Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") is inapplicable to the Offer and the plans, proposals, agreements, and transactions contemplated by the Offer (the "Section 203 Condition"); and (c) Purchaser being satisfied, in its reasonable discretion, that Purchaser or its affiliates will control LookSmart's board of directors ("LookSmart's Board") upon consummation of the Offer (the "Board Control Condition"). Other conditions of the Offer are described herein under "The Tender Offer - Section 14. Conditions of the Offer." The Offer is not conditioned upon Purchaser obtaining financing.

Neither this Offer to Purchase nor the Offer constitutes a solicitation of any proxy, consent, or authorization for or with respect to any meeting of, or action by written consent of, LookSmart's stockholders. If any such solicitation is made, it would be made pursuant to separate solicitation materials as required or permitted by applicable law, including Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder.

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on August 10, 2012, unless the Offer is extended or earlier terminated.

This Offer to Purchase and the Letter of Transmittal contain important information and should be read carefully in their entirety before deciding whether to tender any Shares or making any other decision with respect to the Offer.

6

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

The Tender Offer

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures described herein under "The Tender Offer - Section 4. Withdrawal Rights") prior to the expiration of the Offer. The Offer is scheduled to expire at 12:00 midnight, New York City time, on August 10, 2012, unless and until Purchaser extends the Offer. The period of time during which the Offer is open may be referred to herein as the "Offering Period." The date and time on and at which the Offer expires, as currently or then scheduled or extended, may be referred to herein as the "Expiration Date" and "Expiration Time," respectively.

The Offer is not conditioned upon Purchaser obtaining financing. The Offer is subject to the conditions described herein under "The Tender Offer - Section 14. Conditions of the Offer," including the Minimum Tender Condition, the Section 203 Condition, and the Board Control Condition.

Subject to applicable law, Purchaser expressly reserves the right (but is not obligated) to amend or waive any such condition in whole or in part, in Purchaser's sole discretion, and may elect to: waive all of the unsatisfied conditions and accept for payment and pay for all Shares tendered and not withdrawn prior to the Expiration Time; or extend the Offer and, subject to withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended; terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering security holders.

Subject to applicable law, Purchaser expressly reserves the right (but is not obligated) to extend the period of time during which the Offer is open for any reason, in Purchaser's sole discretion, at any time and from time to time, by making a public announcement of the extension. During the extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of the tendering security holders to withdraw such Shares. Under no circumstances will interest be paid on the Offer Price, whether or not the Offer is extended.

Subject to applicable law, Purchaser expressly reserves the right to: terminate or amend the Offer if any condition described herein under "The Tender Offer - Section 14. Conditions of the Offer" has not been satisfied or upon the occurrence of any event described herein under "The Tender Offer - Section 14. Conditions of the Offer;" or waive any condition or otherwise amend the Offer in any respect, in any case, by making a public announcement thereof, as described herein.

If Purchaser extends the Offer or acceptance for payment of Shares is delayed or payment for Shares is delayed (whether before or after acceptance for payment of such Shares) or Purchaser is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering security holders are entitled to withdrawal rights, including as described herein under "The Tender Offer - Section 4. Withdrawal Rights." However, the ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of such bidder's offer.

Any such extension, delay, termination, waiver, or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law, rules, and regulations, including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes, and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by issuing a press release.

7

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement) and extend the Offer to the extent required by Rules 14d-6(d) and 14e-1 under the Exchange Act. These rules generally provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer other than a change in price or a change in the percentage of securities sought pursuant to the tender offer, will depend upon the facts and circumstances then existing including the relevant materiality of the changed terms or information. The Commission has previously expressed a view that a tender offer should generally remain open for a minimum of five business days from the date the material change is first published, sent, or given to security holders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Time, Purchaser should decide to decrease the amount of Shares being sought or to increase or decrease the consideration being offered in the Offer, and the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of the increase or decrease is first announced, sent, or given to holders of Shares, Purchaser will extend the Offer until at least the expiration of such tenth business day.

If, prior to the Expiration Time, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increased consideration.

Subject to applicable law, rules, and regulations, Purchaser may, in its sole discretion, elect to extend the Offer beyond the currently or then scheduled Expiration Date for one or more subsequent offering periods of three business days to 20 business days (in any case, a "Subsequent Offering Period"), if, among other things, upon the Expiration Time (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered and not withdrawn in accordance with the procedures described herein under "The Tender Offer - Section 4. Withdrawal Rights" prior to the Expiration Time. Shares tendered during any Subsequent Offering Period may not be withdrawn. See "The Tender Offer - Section 4. Withdrawal Rights." Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, Purchaser will make an announcement to that effect by issuing a press release prior to 9:00 A.M., New York City time, on the business day immediately following the previously scheduled Expiration Date. For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period on such day from 12:01 A.M. through 5:00 P.M., New York City time.

In the event that Purchaser subsequently elects to include a Subsequent Offering Period, no withdrawal rights would apply to Shares tendered during such Subsequent Offering Period and no withdrawal rights would apply during such Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

A request may be made to LookSmart for use of LookSmart's stockholder lists and security position listings for the purpose of disseminating the Offer to security holders. Upon compliance by LookSmart with this request and receipt of these lists or listings from LookSmart, this Offer to Purchase, the Letter of Transmittal and the other appropriate materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies, and similar persons whose name, or names of whose nominees, appear on LookSmart's stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser. Alternatively, if LookSmart so elects, the materials will be mailed to security holders by LookSmart. A request may also be made to LookSmart pursuant to Section 220 of the DGCL to inspect LookSmart's ledger, a list of LookSmart's security holders and certain of LookSmart's other books and records.

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Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

2.	Procedures for Tendering Securities.

Valid Tender of Shares. In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with all required signature guarantees, if any, or, in the case of a book-entry transfer, an Agent's Message (defined below), and all other documents, if any, required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Share Certificates (defined below) evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described herein and a Book-Entry Confirmation (defined below) must be received by the Depositary (including an Agent's Message if the tendering security holder has not delivered a Letter of Transmittal), in each case prior to the Expiration Time, or (b) the tendering security holder must comply with the guaranteed delivery procedures described herein.

THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (DEFINED BELOW), IS AT THE OPTION AND RISK OF THE TENDERING SECURITY HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with all required signature guarantees, if any, or an Agent's Message, and any other required documents, if any, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering security holder must comply with the guaranteed delivery procedures described herein. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing may be referred to herein as an "Eligible Institution"), except in cases where Shares are tendered: (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal; or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See the instructions to the Letter of Transmittal.

Guaranteed Delivery. If a security holder desires to tender Shares pursuant to the Offer and any Share Certificates evidencing such Shares are not immediately available or such security holder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Time, or such security holder cannot complete the procedures for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied: (i) such tender is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three business days after the date of execution of such Notice of Guaranteed Delivery.

9

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery herein may not be used during any Subsequent Offering Period.

In all cases (including during any subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees, if any, or, in the case of a book-entry transfer, an Agent's Message, and all other documents, if any required by the Letter of Transmittal.

Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding, subject to a contrary, nonappealable determination with respect to such matter by a court of competent jurisdiction, which will be final and binding upon all persons. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law, rule, or regulation or any defect or irregularity in the tender of any Shares of any particular security holder, whether or not any similar defect or irregularity is waived in the case of any other security holder. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither Purchaser, any other Offeror, any of their respective affiliates or assigns, the Depositary, the Information Agent, nor any other person will be under any duty to give notification of any defect or irregularity in any tender or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding, subject to a contrary, nonappealable determination with respect to such matter by a court of competent jurisdiction, which will be final and binding upon all persons.

A tender of Shares pursuant to any of the procedures described herein will constitute the tendering security holder's acceptance of the terms and conditions of the Offer, as well as the tendering security holder's representation and warranty to Purchaser that (1) such security holder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares) and (2) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claims. The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described herein will constitute a binding agreement between the tendering security holder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering security holder irrevocably appoints designees of Purchaser as such security holder's agents, attorneys-in-fact, and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such security holder's rights with respect to the Shares tendered by such security holder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after July 16, 2012). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such security holder with respect to such Shares (and such other Shares and securities, except for any proxies or consents issued under a Potential Proxy Solicitation) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such security holder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such security holder as they in their sole discretion may deem proper at any annual or special meeting of LookSmart's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

10

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies or consents in connection with a Potential Proxy Solicitation or other proxy or consent solicitation. Any such solicitation will be made only pursuant to separate proxy or consent solicitation materials complying with the requirements of Section 14(a) of the Exchange Act.

Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold a portion of any payments of cash pursuant to the Offer. To prevent backup federal income tax withholding with respect to payment to certain security holders of the purchase price of Shares purchased pursuant to the Offer, each such security holder must provide the Depositary with such security holder's correct taxpayer identification number and certify that such security holder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. See the instructions to the Letter of Transmittal.

3.	Acceptance for Payment and Payment of Securities.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered (and not withdrawn in accordance with the procedures described herein under "The Tender Offer - Section 4. Withdrawal Rights") prior to the Expiration Time and promptly after the occurrence of the Expiration Time. Notwithstanding the immediately preceding sentence and subject to applicable law, rules, and regulations, Purchaser expressly reserves the right in its sole discretion to delay payment for Shares (a) in order to comply in whole or in part with any applicable law, rule, or regulation (See "The Tender Offer - Section 1. Terms of the Offer" and "The Tender Offer - Section 15. Regulatory Requirements and Legal Matters") or (b) if any condition of the Offer specified herein under "Introduction" or "The Tender Offer - Section 14. Conditions of the Offer" has not been satisfied or upon the occurrence of any event specified herein under the caption "The Tender Offer - Section 14. Conditions of the Offer." All determinations concerning satisfaction of the terms and conditions of the Offer shall be made by Purchaser and in and subject to Purchaser's sole discretion. If Purchaser decides to include one or more Subsequent Offering Periods, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during such Subsequent Offering Period(s). See "The Tender Offer - Section 1. Terms of the Offer."

In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares ("Share Certificates") or timely confirmation ("Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account ("Book-Entry Transfer Facility") pursuant to the requirements described herein under the caption "Procedures for Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees, if any, or an Agent's Message (as defined below), in connection with the book-entry transfer, and (iii) all other documents, if any, required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if, and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering security holders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering security holders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering security holders, Purchaser's obligation to make such payment shall be satisfied and tendering security holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

11

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

If any tendered Shares are not accepted for payment, for any reason, pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering security holder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures described herein under "The Tender Offer - Section 2. Procedures for Tendering Securities," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer. Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering security holders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

4.	Withdrawal Rights.

Except as otherwise provided herein, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 14, 2012. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering security holders are entitled to withdrawal rights, including as described herein, subject to Rule 14e-l(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include any Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See "The Tender Offer - Section 1. Terms of the Offer."

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described herein under "The Tender Offer - Section 2. Procedures for Tendering Securities," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. Any Shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during any Subsequent Offering Period, if any) by following the procedures described herein under "The Tender Offer - Section 2. Procedures for Tendering Securities" (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding, subject to a contrary, nonappealable determination with respect to such matter by a court of competent jurisdiction, which will be final and binding upon all persons. Neither Purchaser, any other bidder or offeror, any of their respective affiliates or assigns, the Depositary, the Information Agent, nor any other person will be under any duty to give any notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

12

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

5.	U.S. Federal Income Tax Consequences.

The tax information provided herein is intended to serve as an overview of material U.S. federal income tax consequences of the Offer and considerations that may be relevant to LookSmart's security holders.

The tax information provided herein is based upon U.S. taxation and may not apply to any security holder that is not a "U.S. holder." For purposes hereof, a "U.S. holder" is a LookSmart security holder that is, for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States; (b) an entity taxable as a corporation that is created in, or organized under the law of, the United States or any state or political subdivision thereof; (c) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (d) a trust, (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has otherwise elected to be treated as U.S. person under the Internal Revenue Code of 1986. Although the tax information is based upon U.S. taxation, the tax information may not address every aspect of U.S. taxation that may be relevant to any particular U.S. holder in light of their circumstances. The tax information provided herein is based upon federal income taxation and is not intended to address any state, local, foreign, or other non-federal tax or any type of tax other than income tax. The tax information may not apply to every particular type of security holder, at all or in the same manner as it applies to other types of security holders. The tax treatment of a partner in a partnership that holds Shares may generally depend upon the status of the partner and the activities of the partnership. The tax information may not apply to all of the Shares held by any particular security holder, at all or in the same manner, and is not intended to address every possible way Shares may be acquired or held. The tax information may not apply to Shares acquired in connection with any stock option, stock purchase, or restricted stock plan or agreement or any compensatory transaction or as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes or otherwise subject to any tax rule that that is not discussed herein. The tax information provided herein generally applies only to security holders who hold their Shares as "capital assets," which generally means property held for investment. The tax information is based upon common tax rules, likely tax consequences, and considerations likely to be relevant to security holders. The tax information is not intended to address every tax rule or every exception to any tax rule and may not apply to, or address every tax consequence and consideration relevant to, any financial institution, insurance company, broker-dealer, tax-exempt organization, or other security holder that is subject to any special tax rule. The tax information is based upon current tax law, which is subject to differing interpretations and may change, including possibly with retroactive effect. The tax information provided herein is provided for general information purposes and should not be construed as tax advice. The tax information does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Offer or any considerations relevant to all security holders or all considerations relevant to any security holder. Security holders should consult their own tax advisors as to the federal, state, local, foreign, and other (income and other) tax consequences and considerations relevant to such security holders in light of their particular circumstances.

The receipt of the Offer Price by a U.S. holder whose Shares are tendered and accepted for payment pursuant to the Offer will generally be treated as a taxable transaction for U.S. federal income tax purposes. U.S. holders will generally recognize a capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the adjusted basis in the Shares tendered. Gain or loss will generally be determined separately for each "block" of Shares tendered. As used herein with respect to Shares, the term "block" generally refers to Shares acquired at the same price in a single transaction. For non-corporate U.S. holders who have held the Shares for more than one year, any such capital gain will generally be taxed at preferential rates. The deductibility of capital losses may be subject to limitations.

Payments made to U.S. holders pursuant to the Offer will generally be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, each U.S. holder that does not otherwise establish an exemption should complete and return the IRS Form W-9 included with the Letter of Transmittal, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding. Certain holders (including corporations) may not be subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability if the required claim information is provided to the IRS on a timely basis.

13

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

6.	Information Concerning the Subject Company.

The name of the company that is the subject of the Offer is LOOKSMART, LTD. The address of LookSmart's principal executive offices is 55 Second Street, San Francisco, California 94105. The telephone number of LookSmart's principal executive offices is (415) 348-7000.

LookSmart is subject to the informational reporting requirements of the Exchange Act and obligated to file reports, proxy statements, and other information with the SEC relating to LookSmart's business, financial condition, and other matters. Information as of particular dates concerning LookSmart's directors and officers, their remuneration and options granted to them, the principal holders of LookSmart's securities, and any material interest of such persons in transactions with LookSmart is required to be disclosed in proxy statements distributed to LookSmart's stockholders and filed with the SEC. Such reports, proxy statements, and other information may be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC maintains a website at http://www.sec.gov that contains reports, proxy statements, and other information relating to LookSmart that have been filed via the EDGAR system. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal address at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or free of charge at the website maintained by the SEC at http://www.sec.gov.

Except as otherwise stated in this Offer to Purchase, the information concerning LookSmart herein has been taken from or based on information in LookSmart's filings with the SEC or otherwise publicly available at the time we commenced the Offer and, to the extent permitted by law, is qualified in its entirety by reference thereto. Although we have no reason to believe that any information concerning LookSmart herein is untrue (other than any such information we believe is untrue and specifically describe as information we believe is untrue), we have not independently verified the accuracy of the information in LookSmart's filings with the SEC or otherwise publicly available. We assume no responsibility for the truth, accuracy, or completeness of such information or for any failure by LookSmart to comply with any filing requirement or disclose any event unknown to us which may have occurred or may affect the significance or accuracy of any such information.

14

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

7.	Information Concerning the Subject Securities.

The title of the class of equity securities that is the subject of the Offer is "Common Stock." LookSmart's certificate of incorporation specifies that the shares of Common Stock are to have par value and specifies $0.001 as the par value of such shares. According to the Definitive Proxy Statement filed June 4, 2012 by LookSmart with the SEC, 17,293,237 shares of Common Stock were outstanding as of May 16, 2012.

The shares of Common Stock are principally traded on the NASDAQ Global Market under the symbol "LOOK." The following table sets forth high and low sales prices per Share for the Common Stock on the Nasdaq Global Market for each period indicated, based on information in LookSmart's filings with the SEC and published financial sources:

	High	Low
Year Ended December 31, 2010:
First Quarter	$1.16	$0.88
Second Quarter	$1.95	$0.96
Third Quarter	$2.35	$1.15
Fourth Quarter	$2.48	$1.86

Year Ended December 31, 2011:
First Quarter	$2.26	$1.47
Second Quarter	$2.23	$1.39
Third Quarter	$1.67	$1.30
Fourth Quarter	$1.42	$1.17

Year Ended December 31, 2012:
First Quarter	$1.50	$1.05
Second Quarter	$1.14	$0.53
Third Quarter (through July 13, 2012)	$0.95	$0.86

According to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed March 28, 2012 by LookSmart with the SEC, as amended on March 28, 2012, LookSmart has never declared or paid any cash dividends on the Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

On June 28, 2012, the last full trading day before we announced the tender offer, the NASDAQ Official Closing Price for the Common Stock was $0.743 per share. The consideration offered pursuant to the Offer represents a 35% premium to the NASDAQ Official Closing Price for the Common Stock on June 28, 2012. On July 13, 2012, the NASDAQ Official Closing Price for the Common Stock was $0.895 per share. The consideration offered pursuant to the Offer represents a 12% premium to the NASDAQ Official Closing Price for the Common Stock on July 13, 2012. Security holders should obtain a current quotation for the common stock before deciding whether to tender any securities.

15

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

8.	Information Concerning the Filing Persons.

This Offer to Purchase is part of a Tender Offer Statement on Schedule TO filed with the SEC in connection with the Offer pursuant to Rule 14d-3 under the Exchange Act. The Schedule TO is being jointly filed by and on behalf of the following persons ("Filing Persons"): Purchaser; Snowy August Fund I LP; Snowy August Management LLC; Michael Onghai; Platinum Partners Value Arbitrage Fund L.P.; Platinum Management (NY) LLC; Mark Nordlicht; and Uri Landesman. Although Purchaser is making the Offer, each of the Filing Persons may be deemed to be bidders and offerors for all purposes of the Offer if the Offer is deemed to be made on their behalf or if they are otherwise deemed to be bidders or offerors due to their relationship to Purchaser or their role or involvement in the Offer, individually or as a group.

Purchaser

Purchaser is a newly-formed, Delaware limited liability company organized by Snowy August Management LLC for purposes of making the Offer. Purchaser has nominal assets and has not carried on any substantive business except in connection with the Offer. The business address of Purchaser is 122 West 26th Street, 5th Floor, New York, New York 10001 and its business telephone number is (917) 397-7234.

Snowy August Fund I LP

Snowy August Fund I LP is a Delaware limited partnership. The principal business of Snowy August Fund I is investing in securities. The business address of Snowy August Fund I is 122 West 26th Street, 5th Floor, New York, New York 10001 and its business telephone number is (917) 397-7234.

Snowy August Management LLC

Snowy August Management LLC is a Delaware limited liability company. The principal business of Snowy August Management is serving as an investment adviser or manager to other persons, funds, and accounts. The business address of Snowy August Management is 122 West 26th Street, 5th Floor, New York, New York 10001 and its business telephone number is (917) 397-7234.

Michael Onghai

Michael Onghai's address, business, background, and citizenship information is provided in Schedule I hereto, which is incorporated herein by reference.

Platinum Partners Value Arbitrage Fund L.P.

Platinum Partners Value Arbitrage Fund L.P. (the "Master Fund") is a Cayman Islands exempted limited partnership. The principal business of the Master Fund is that of a private investment fund engaged in the purchase and sale of securities for its own account. The business address of the Master Fund is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands and its business telephone number is (212) 582-2222.

Platinum Management (NY) LLC

Platinum Management (NY) LLC is a Delaware limited liability company. The principal business of Platinum Management is providing investment management services. The business address of Platinum Management is 152 West 57th Street, 4th Floor, New York, New York 10019 and its business telephone number is (212) 582-2222.

Mark Nordlicht

Mark Nordlicht's address, business, background, and citizenship information is provided in Schedule I hereto, which is incorporated herein by reference.

16

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

Uri Landesman

Uri Landesman's address, business, background, and citizenship information is provided in Schedule I hereto, which is incorporated herein by reference.

No Filing Person was convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years. No Filing Person was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining such Filing Person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as otherwise described in this Offer to Purchase or in Schedule I hereto, no Filing Person was: (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years; or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) during the past five years that resulted in a judgment, decree, or final order enjoining such Filing Person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws;

Except as otherwise described in this Offer to Purchase or in Schedule I hereto, (a) no transaction has occurred during the past two years between any Filing Person, on the one hand, and LookSmart or any executive officer, director, or affiliate of LookSmart, on the other hand, which would be required to be described herein or for which any discussion or disclosure herein would otherwise be called for by Schedule TO or any law, rule, or regulation applicable to the Offer; and (b) there has been no negotiation, transaction, or material contact during the past two years between any Filing Person or any subsidiary of any Filing Person, on the one hand, and LookSmart or any affiliate of LookSmart, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of LookSmart's securities, election of LookSmart's directors, or sale or other transfer of a material amount of assets of LookSmart;

Additional information concerning the Filing Persons is provided in Schedule I hereto.

The Schedule TO and this Offer to Purchase and other exhibits to the Schedule TO, as well as other information filed by the Filing Persons with the SEC may be inspected at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such tender offer material and other information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal address at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or free of charge at the website maintained by the SEC at http://www.sec.gov.

9.	Source and Amount of Funds or Other Consideration.

Investment funds affiliated with Snowy August Management and Platinum Management, respectively, have committed to contribute the total amount of capital required to purchase the securities tendered pursuant to the Offer and pay all fees, expenses, and other transaction costs related to the Offer. Based upon LookSmart's filings with the SEC, Purchaser estimates that funds in the amount of approximately $16 million will be necessary to purchase the maximum amount of securities sought in the Offer.

The funding commitments described herein were provided pursuant to the following arrangements: (a) a Sponsorship Agreement dated July 16, 2012 among Purchaser, Platinum Partners Value Arbitrage Fund L.P., and Snowy August Fund I LP, which generally governs the relationship among the parties with respect to the funding of the Offer; (b) an equity commitment letter agreement dated July 16, 2012 between Purchaser and Platinum Partners Value Arbitrage Fund L.P., which generally provides for an equity commitment up to $17.5 million; and (c) an equity commitment letter agreement dated July 16, 2012 between Purchaser and Snowy August Fund I LP, which generally provides for an equity commitment up to $2.5 million. The funding arrangements described herein are subject to the conditions described herein under "The Tender Offer - Section 14. Conditions of the Offer."

As of the date hereof, the affiliated investment funds had available cash, cash equivalents, and the ability to realize cash upon the sale of liquid securities in excess of the total amount required to consummate the Offer. Purchaser does not have any alternative financing arrangements or alternative financing plans in the event the primary financing plans fall through and does not believe any such alternative arrangements or plans are necessary.

10.	Background of the Offer; Past Contacts, Transactions, and Negotiations.

As previously disclosed in their SEC filings, Snowy August Management and Michael Onghai (the "Onghai Parties") have engaged in discussions (on occasion with outside legal and financial advisors) with each other, LookSmart, security holders of LookSmart and other persons with respect to the Shares, LookSmart, LookSmart's industry, business, condition, operations, structure, governance, management, capitalization, policies, plans and prospects and related and other matters.  As part of such discussions and such person's continuing review and analysis of such person's interest in LookSmart, each Onghai Party has considered numerous strategic investment, business, and other transactions and opportunities, including a tender offer with respect to LookSmart and the Shares.

In early May 2012, Mr. Onghai contacted with Mark Nordlicht to discuss various investment opportunities and alternatives, including with respect to LookSmart.

From May 2012 to June 29, 2012, Mr. Onghai communicated from time to time with Mr. Nordlicht about various investment opportunities and alternatives, including various possible transactions with respect to LookSmart.

On June 29, 2012, Mr. Onghai, on behalf of Snowy August Management, and Mr. Nordlicht, on behalf of Platinum Management, tentatively agreed in principle to explore various possible transactions with respect to LookSmart,  including a proposed tender offer.

11.	Purposes of the Offer; Plans or Proposals Concerning the Company.

General. Purchaser is making the tender offer in order to acquire all securities tendered upon the terms and subject to the conditions of the tender offer and provide liquidity for security holders who desire to tender. And, Purchaser is also making the tender offer to acquire or influence control of LookSmart and LookSmart's business. If Purchaser (together with its affiliates) acquires control of LookSmart, Purchaser plans to utilize control to influence LookSmart's management, policies, and practices and effect positive change, improve LookSmart's performance, and realize value for security holders. Whether or not the tender offer is consummated, Purchaser intends to hold LookSmart's officers and directors accountable for performance, oversight, and LookSmart's compensation and governance policies and practices.

Purchaser is seeking maximum representation on LookSmart's Board, as soon as practicable, for shareholders generally or qualified nominees designated by Purchaser or its affiliates. Purchaser may seek to acquire control of LookSmart's Board prior to consummation of the Offer upon the receipt of a sufficient number of stockholder proxies in the event Purchaser undertakes a Potential Proxy Solicitation as described herein. Purchaser may also seek to have LookSmart's existing directors removed and have them replaced with directors which Purchaser believes will consider, to the extent consistent with their fiduciary duties, to take actions to satisfy the Section 203 Condition and the Board Control Condition and recommend and support the consummation of the Offer.

If Purchaser acquires less than all of the outstanding Shares pursuant to the Offer, Purchaser may, subsequent to the consummation of the Offer, depending upon the number of Shares so acquired and other factors relevant to its equity interest in LookSmart, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer, or one or more similar or other transactions or a combination of the foregoing transactions on such terms and at such prices as determined by Purchaser, in its sole discretion. Purchaser may acquire Shares subsequent to the consummation of the Offer at prices that are higher or lower than the Offer Price and may involve different types of consideration from that paid in the Offer.

In connection with the Offer, Purchaser has reviewed, and plans to continue to review, on the basis of publicly available information and information developed independently by or on behalf of the Offerors, various possible business strategies and alternatives that Purchaser may consider in the event that Purchaser acquires a majority equity interest or the entire equity interest in LookSmart or control of LookSmart's Board or otherwise acquires control of LookSmart. If Purchaser acquires control of LookSmart or otherwise obtains access to the books and records of LookSmart, Purchaser intends to conduct a detailed review of LookSmart and LookSmart's assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management, and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, without limitation, changes in LookSmart's business, facility locations, corporate structure, marketing strategies, capitalization, management, dividend policy, or all of the foregoing or any combination of the foregoing.

17

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

Statutory Requirements. The statutory requirements of Section 203 of the DGCL could delay and otherwise affect Purchaser's ability to obtain control of LookSmart.

In general, Section 203 prevents an "interested stockholder" (generally, a stockholder owning 15% or more of the given corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (a) prior to such time, the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation), or (c) at or subsequent to such time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

The provisions of Section 203 do not apply to a Delaware corporation if, among other things, (i) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 by (in addition to any other required vote) the affirmative vote of a majority of the shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to its adoption, (ii) such corporation does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (iii) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

The Offer is subject to satisfaction of the Section 203 Condition, which may be satisfied if, among other things, (1) prior to the acceptance for payment of Shares pursuant to the Offer, LookSmart approves the Offer or (2) there are validly tendered prior to the Expiration Time and not withdrawn a number of Shares which, together with the Shares then owned by the Offerors and their affiliates, would represent at least 85% of the Shares outstanding (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of LookSmart).

Although Purchaser reserves the right to waive the Section 203 Condition, Purchaser may not be willing to do so. Purchaser has not determined whether it would be willing to do so under any circumstances. If Purchaser waives the Section 203 condition and purchases Shares pursuant to the Offer or otherwise and Section 203 is applicable, Purchaser may nevertheless seek to consummate some business combination with LookSmart. Purchaser believes it would be able to cause the consummation of such a business combination if Purchaser owns a majority of the outstanding Shares and (a) such merger or other business combination is approved by LookSmart's Board and authorized at an annual or special meeting of stockholders of LookSmart, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Shares not owned by the Offerors and their affiliates or (b) such business combination occurs after the expiration of three years following the time Purchaser became an interested stockholder.

18

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

On the other hand, if Purchaser waives the Section 203 Condition and purchases Shares pursuant to the Offer or otherwise and is prevented by Section 203 from consummating some business combination with LookSmart, Purchaser may (i) determine not to seek to consummate such business combination, (ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the Offer Price, or (iii) seek to effect one or more alternative transactions with LookSmart. Purchaser has not determined whether it would take any of the actions described herein under such circumstances.

If the Offer expires or is terminated or otherwise not consummated for any reason, Section 203 could affect whether Purchaser is willing to acquire any additional Shares subsequent to the expiration or termination of the Offer. However, Section 203 may not affect any other Offeror's respective ability or willingness to acquire Shares subsequent to the expiration or termination of the Offer.

Appraisal Rights. No appraisal rights are available in connection with the Offer.

Additional Plans or Proposals. If the Offer expires or is terminated or otherwise not consummated for any reason, Purchaser may continue seeking to acquire control of, and a majority equity interest or the entire equity interest in, LookSmart and may also continue seeking maximum representation on LookSmart's Board and control of LookSmart's Board, in any case, as soon as practicable or at LookSmart's next annual stockholder meeting or any subsequent annual or special stockholder meeting or at each such meeting until Purchaser ultimately obtains control of LookSmart.

Purchaser may seek to acquire control of LookSmart's Board subsequent to the termination or expiration of the Offer by undertaking a Potential Proxy Solicitation as described herein. Purchaser may also seek to have LookSmart's existing directors removed in the future and have them replaced with qualified directors which Purchaser believes will satisfy their fiduciary duties, provide better oversight of LookSmart, LookSmart's management, and LookSmart's compensation policies and take appropriate action as directors to maximize stockholder value and otherwise act in the best interests of all LookSmart's stockholders.

If the Offer is not consummated, the Offerors may seek to acquire additional Shares subsequent to the termination or expiration of the Offer. The Offerors plan to continue to monitor their investment in LookSmart and may seek to obtain access to LookSmart's books and records even if the Offer is not consummated.

The Offerors and their affiliates reserve the right to dispose of any and all Shares acquired prior to the Offer and any and all Shares that may be acquired pursuant to the Offer or subsequent to the consummation, termination, or expiration of the Offer.

No Current Second-Step Merger or Other Going-Private Plans or Proposals. Purchaser does not currently intend to pursue any second-step or other merger or similar business combination transaction to take LookSmart private promptly after the consummation of the Offer or otherwise in the foreseeable future. However, subject to applicable law, whether or not the Offer is consummated, Purchaser reserves the right to pursue a second-step merger or some alternative business combination transaction involving LookSmart in the future in which the Shares not owned by the Offerors or their affiliates would be converted into or exchanged for cash, shares of Purchaser's common stock, or some other securities or consideration or combination of the foregoing.

12.	Possible Effects of the Offer.

Possible Effects of the Offer on the Market for the Shares. If the Offer is consummated, the number of security holders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by security holders other than Purchaser and its affiliates. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

NASDAQ Global Market Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NASDAQ Global Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the applicable standards, the listing of Shares on the NASDAQ Global Market would eventually be discontinued and the market for the Shares could be adversely affected. In the event the Shares were no longer listed on the NASDAQ Global Market, price quotations for the Shares might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, and other factors.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder's meeting and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares may no longer be eligible for listing or reporting on the NASDAQ Global Market. We believe that the purchase of Shares pursuant to the Offer could result in the Shares becoming eligible for deregistration under the Exchange Act. However, even if the Offer is consummated, we do not currently have any intention to cause the Company to terminate registration of the Shares under the Exchange Act.

13.	Dividends and Distributions.

If, on or after the date of this Offer to Purchase, LookSmart should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares, Shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights described herein under "The Tender Offer - Section 14. Conditions of the Offer," Purchaser may make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

19

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

If, on or after the date of this Offer to Purchase, LookSmart should declare, set aside, make or pay any dividend on the Shares or make any other distribution (including the issuance of additional Shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to security holders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on LookSmart's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights described herein under "The Tender Offer - Section 14. Conditions of the Offer," (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering security holder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering security holder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, rule, and regulation, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

14.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time, Purchaser shall not be required to accept for payment, purchase, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), or pay for, and may delay the acceptance for payment or the payment for any Shares tendered pursuant to the Offer, and may terminate the Offer, if, at or prior to the Expiration Date, any of the Minimum Tender Condition, the Section 203 Condition, or the Board Control Condition has not been satisfied or any of the following conditions shall occur:

(a)	a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Shares by Purchaser; (ii) imposes or confirms limitations on the ability of Purchaser effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's security holders; (iii) imposes or confirms limitations on the ability of Purchaser to fully exercise the voting rights conferred pursuant to its appointment as proxy in respect of all tendered Shares which it accepts for payment; or (iv) requires divestiture by Purchaser of any Shares;

(b)	there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

(c)	there shall be any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Company by any federal or state court, government or governmental authority or agency, which would have a material adverse effect upon the Company or the value of the Shares resulting from a change of control in the Company;

(d)	there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; (v) a material change in United States or other currency exchange rates or a suspension or a limitation on the markets thereof; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

20

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

(e)	there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Shares pursuant to the Offer or otherwise directly or indirectly relating to the Offer;

(f)	Purchaser shall have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Company or any of its entities with the SEC which Purchaser shall have determined in its reasonable judgment is materially adverse to the Company;

(g)	there shall have occurred since the date of the Offer to Purchase, any change in the compensation paid or payable by the Company or its entities to their directors, officers or employees, including the granting of additional shares, stock options or bonuses, in each case outside the ordinary course of business or not consistent with past practice, or the adoption of additional severance or other payments payable in the event of a termination of employment or change of control;

(h)	any change or development shall have occurred or been threatened since the date of the Offer to Purchase in the business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects for the business of the Company which is outside the ordinary course of the Company's business or may be materially adverse to the Company, or Purchaser shall have become aware of any fact that has not been previously publicly disclosed by the Company that could reasonably be expected to have a material adverse effect on the value of the Shares;

(i)	the Company shall have: (i) issued, or authorized or proposed the issuance of, any securities of any class, or any securities convertible into, or rights, warrants or options to acquire, any such securities or other convertible securities other than pursuant to the exercise or conversion of currently outstanding stock options or convertible securities; or (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Shares;

(j)	the Company, or its board of directors or any of the Company's subsidiary entities or any governing body thereof shall have authorized, proposed or announced its intention to propose any material change to its articles of incorporation or bylaws, any merger, consolidation or business combination or reorganization transaction, acquisition of assets, disposition of assets or material change in its capitalization or indebtedness, or any comparable event not in the ordinary course of business;

(k)	a tender offer or exchange offer for some or all of the Shares shall have been made or publicly announced or proposed to be made, supplemented or amended by any person other than Purchaser; or

(l)	all waiting periods and any extensions thereof applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, shall not have expired or terminated.

The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser, in its sole discretion, regardless of the circumstances (including, without limitation, any action or omission by LookSmart) giving rise to any such conditions or, subject to the Offer remaining open for a minimum period of time following waiver of a material condition as required by the rules and regulations of the SEC, may be waived by Purchaser, in its sole discretion, in whole or in part, at any time and from time to time. To the extent permitted by the rules and regulations of the SEC which require the satisfaction or waiver of conditions prior to the expiration of the Offer (or thereafter in relation to any condition dependent upon any governmental or regulatory approval), the failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Subject to any applicable legal requirements, any determination by Purchaser concerning any condition or event described herein may be challenged by LookSmart security holders in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

21

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

15.	Regulatory Requirements and Legal Matters.

General. Based upon our examination of publicly available information with respect to LookSmart, we are not aware of any governmental license or regulatory permit that appears to be material to LookSmart or LookSmart's business which might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as described herein, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic (federal or state) or foreign, that would be required in connection with our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, we currently plan on seeking such approval or other action, except as described in this Section 15 under "State Takeover Laws" or herein under "The Tender Offer - Section 11. Purposes of the Offer; Plans or Proposals Concerning the Company." However, we do not currently intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to Purchaser's right to decline to purchase Shares if any of the conditions described herein under "The Tender Offer - Section 14. Conditions of the Offer" shall have occurred and except as described in this Section 15 under "Antitrust." There can be no assurance that any such approval or other action, if needed, would be obtained or taken (with or without substantial conditions) or that any failure to obtain or take such approval or other action would not materially adversely affect LookSmart's business or require part of LookSmart's business to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth herein under "The Tender Offer - Section 14. Conditions of the Offer."

Delaware Business Combination Statute. LookSmart is subject to the provisions of Section 203, which imposes certain restrictions on business combinations involving LookSmart. See "The Tender Offer - Section 12. Possible Effects of the Offer."

Other State Takeover Laws. A number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, security holders, principal executive offices, or principal places of business or whose business operations otherwise have substantial economic effects in, such states. See "The Tender Offer - Section 11. Purposes of the Offer; Plans or Proposals Concerning the Company" and "The Tender Offer - Section 14. Conditions of the Offer."

LookSmart, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or any other transaction between us or any of our affiliates and LookSmart, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such other transaction, we believe that there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

22

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

If any government official or third party seeks to apply any state takeover law to the Offer or other transaction between us or any of our affiliates and LookSmart, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that any state takeover law is applicable to the Offer or any such transaction and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such transaction, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such transaction. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See "The Tender Offer - Section 14. Conditions of the Offer."

Antitrust. Under the HSR Act and rules promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice ("Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer may not be subject to such requirements.

If the Offer is subject such requirements, we plan to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC as promptly as possible after the date hereof pursuant to the requirements of the HSR Act. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, 15 days following such filing, unless such 15th day is a Saturday, Sunday, or other legal public holiday, in which case the waiting period will expire at 11:59 p.m., New York City time, on the next regular business day. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, 10 days after our substantial compliance with such request. Thereafter, such waiting period can be extended only by court order.

Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See "The Tender Offer - Section 14. Conditions of the Offer." Subject to certain circumstances described herein under ""The Tender Offer - Section 4. Withdrawal Rights," any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If the acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of LookSmart's substantial assets. Private parties and individual states may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The Tender Offer - Section 14. Conditions of the Offer" for certain conditions of the Offer, including conditions with respect to litigation and certain governmental actions.

If the Antitrust Division, the FTC, a state, or a private party raises antitrust concerns in connection with the Offer, we may engage in discussions with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer while such discussions are ongoing.

The consummation of the Offer may be subject to antitrust filings in other countries in addition to the United States. We believe that any required approvals or clearances will be obtained, but there can be no assurance that all such approvals or clearances will be obtained.

23

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

Appraisal Rights. You do not have appraisal rights as a result of the Offer.

Other. Based upon our examination of publicly available information concerning LookSmart, it appears that LookSmart and its subsidiaries own property and conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or governmental authority, we may not be obligated to accept for payment or pay for any tendered Shares.

16.	Fees and Expenses.

Tendering security holders who have shares registered in their own names will not be obligated to pay brokerage fees or commissions or, except as otherwise provided by the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commission will apply. Any tendering security holder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to required back-up U.S. federal income tax withholdings on the gross proceeds payable to such security holder or other payee pursuant to the Offer. See "U.S. Federal Income Tax Consequences."

Purchaser has retained Morrow & Co., LLC, as the Information Agent, and VStock Transfer LLC, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph, and personal interview and may request banks, brokers, dealers, and other nominee security holders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will be paid reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses, and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under federal securities laws.

Brokers, dealers, commercial banks, trust companies, and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company, or any other person (other than the Information Agent and the Depositary) to make solicitations in connection with the Offer.

17.	Miscellaneous.

The Offer is being made to all holders of Shares solely by this Offer to Purchase and the related Letter of Transmittal. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, we will make a good faith effort to comply with the statute. If, after a good faith effort, we cannot comply with the statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not comply with the law of such jurisdiction. However, we may, in our sole discretion, take action as we deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in that jurisdiction.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any exhibits or amendments thereto may be examined, and copies may be obtained, as described herein under "The Tender Offer - Section 6. Information Concerning the Subject Company."

24

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

We have not authorized any person to give any information or make any representation on our behalf that is not contained in this Offer to Purchase or the Letter of Transmittal and, if given or made, such information or representation should not be relied upon as having been authorized.

As discussed in this Offer to Purchase, neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies or consents from LookSmart's stockholders. Any such solicitation will be made only pursuant to separate solicitation materials pursuant to Section 14(a) of the Exchange Act.

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25

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

Attachment Index

Attachment(s)
Reference	Description
Schedule I	Additional Information Concerning the Filing Persons

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26

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

Schedule I

Additional Information Concerning the Filing Persons

July 16, 2012

General Business and Background and Other Information

Michael Onghai

Michael Onghai is a United States citizen. The current principal occupation of Mr. Onghai is serving as the manager of Snowy August Management. Mr. Onghai's business address is 122 West 26th Street, 5th Floor, New York, New York 10001 and his business telephone number is (917) 397-7234.

Mr. Onghai served as a portfolio manager for Ibis Management LLC (including for Ibis Capital and Ibis Asia Fund) from August 2003 to May 2011. The principal business of Ibis Management is serving as an investment adviser and/or manager to other persons. The address of Ibis Management is 600 Madison Ave, 16th Floor, New York, New York 10022.

Mark Nordlicht

Mark Nordlicht is a United States citizen. The current principal occupation of Mr. Nordlicht is serving as an officer of Platinum Management. Mr. Nordlicht's business address is 152 West 57th Street, 4th Floor, New York, New York 10019 and its business telephone number is (212) 582-2222.

Mr. Nordlicht is the founder and Chief Investment Officer of the Master Fund. He has twenty years of experience in the asset management space. In 2003, Mr. Nordlicht founded and launched the Master Fund. Additionally, Mr. Nordlicht launched Platinum Energy Resources (2005), a publicly traded oil & natural gas company and Platinum Diversified Mining (2007), a publicly traded mining company. Mr. Nordlicht is also the founder and served as non-executive Chairman of Optionable, Inc., a brokerage firm for energy options, until May 1, 2007. From 1997 to 2002, Mr. Nordlicht was a founder and the managing partner of West End Capital, a New York based money management firm that specialized in privately negotiated structured debt financings for small and mid-cap publically traded companies. In 1991, Mr. Nordlicht founded and was the general partner of Northern Lights Trading, a proprietary options firm based in New York which employed traders in the cotton, coffee, natural gas, crude oil, gold, and silver option trading pits. Mr. Nordlicht managed Northern Lights Trading until 2000. In 1990, Mr. Nordlicht graduated from Yeshiva University with a B.A. in Philosophy.

Uri Landesman

Mark Landesman is a United States citizen. The current principal occupation of Mr. Landesman is serving as an officer of Platinum Management. Mr. Landesman's business address is 152 West 57th Street, 4th Floor, New York, New York 10019 and its business telephone number is (212) 582-2222.

Mr. Landesman has over 27 years of experience in the investment industry and shares responsibility with Mr. Nordlicht for all trading, asset allocation and risk management of the Master Fund most recently, Mr. Landesman spent 4 years at ING Investment Management, where he was Head of Global Growth and Chief Equity Strategist and managed and oversaw $3.5 billion in assets. From 2000 to 2002, Mr. Landesman was Director of Global Research and Head of International Equities at Federated Investments. Prior to working at Federated Investments, Mr. Landesman spent 2 years as a Partner at Arlington Capital, a Long/Short Equity hedge fund. From 1993 to 1999, Mr. Landesman worked at JP Morgan Investment Management as a Senior Portfolio Manager in US large cap growth and as an Analyst in Technology Media Telecom. From 1988 to 1992, Mr. Landesman was an Analyst at Great Lakes Capital, an Event Driven investment partnership. He began his career at Sanford C. Bernstein & Company in 1985 as a materials and energy analyst. Mr. Landesman graduated summa curt laude from Yeshiva University with a B.A. in Psychology.

Securities Ownership

Snowy August Management LLC

As of the date hereof, Snowy August Management may be deemed to directly beneficially own 863,312 Shares (approximately 5.0% of the outstanding Shares).

Michael Onghai

As of the date hereof, Mr. Onghai may be deemed to indirectly beneficially own the 863,312 Shares (approximately 5.0% of the outstanding Shares) directly beneficially owned by Snowy August Management.

Platinum Partners Value Arbitrage Fund L.P.

As of the date hereof, the Master Fund may be deemed to directly beneficially own 1,728,000 Shares (approximately 9.99% of the outstanding Shares).

Platinum Management (NY) LLC

As of the date hereof, Platinum Management may be deemed to indirectly beneficially own the 1,728,000 Shares (approximately 9.99% of the outstanding Shares) directly beneficially owned by the Master Fund.

Mark Nordlicht

As of the date hereof, Mr. Nordlicht may be deemed to indirectly beneficially own the 1,728,000 Shares (approximately 9.99% of the outstanding Shares) directly beneficially owned by the Master Fund.

Uri Landesman

As of the date hereof, Mr. Landesman may be deemed to indirectly beneficially own the 1,728,000 Shares (approximately 9.99% of the outstanding Shares) directly beneficially owned by the Master Fund.

Securities Transactions

On June 28, 2012, Snowy August Management effected the sale of 75,000 Shares at $0.74 per Share to an unaffiliated third party pursuant to a private transaction.

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I-1

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (a)(1)(i) Offer to Purchase - July 16, 2012

The Letter of Transmittal, certificates for Shares, and other required documents should be provided to the Depositary at any address for the Depositary provided herein in accordance with the procedures described herein.

The Depositary for the Offer is:

Vstock Transfer LLC

77 Spruce Street, Suite 201

Cedarhurst, New York 11516

Toll Free Telephone (855)-987-8625

Questions or requests for assistance may be directed to the Information Agent at any number or address for the Information Agent provided below. Security holders may also contact their broker, dealer, commercial bank, trust company, or other nominee with questions or requests for assistance concerning the Offer. Copies of this Offer to Purchase, the Letter of Transmittal, and other documents may be obtained from the Information Agent.

The Information Agent for the Offer is:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call Collect: (203) 658-9400

All Others Call Toll Free: (800) 662-5200

E-mail: tender.info@morrowco.com